OnSite Access, Inc.
                               1372 Broadway
                          New York, New York 10018





                                                     November 15, 2000



Securities and Exchange Commission
450 5th Street NW
Washington, DC  20549

          Re:  OnSite Access, Inc.
               Registration Statement on Form S-1, File No. 333-92839

Ladies and Gentlemen:

          Pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended, OnSite Access, Inc. (the "Company") hereby requests that its Registration Statement on Form S-1, File No. 333-92839, and all amendments thereto, be withdrawn. Given current market conditions, the Company has decided not to continue a public offering at this time.

                                  OnSite Access, Inc.

                                  By:  /s/ Richard J. Miller
                                     --------------------------------------
                                       Richard J. Miller
                                       Executive Vice President
                                         and Chief Financial Officer